Exhibit 16.1

BRAVERMAN INTERNATIONAL, P.C.
Certified Public Accountants
1255 McDonald Drive
Prescott, AZ 86303
CELL 602-881-3870
PHONE 928-771-1122, FAX 928-777-8378
hiluv007@aol.com

United States Securities and Exchange Commission
Office of the Chief Accountant
450 Fifth Street, NW
Washington, DC 20549

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K/A of ULURU Inc. (Commission file no. 000-49670) dated April 2, 2007, which we understand will be filed with the United States Securities and Exchange Commission, and agree with the statements concerning our Firm contained therein. We have no basis to agree or disagree with the other statements of the registrant contained therein.

Very truly yours,

/s/ Braverman International, P.C.

Braverman International, PC
Prescott, Arizona

April 2, 2007